Exhibit 99.1

Advent Technologies Reports Q2 2022 Results

●	Q2 revenue of $2.2 million, plus income from grants of $0.2 million, for a total of $2.4 million. This compares to $1.1 million in the equivalent prior year period, representing a 124% increase.

●	Net loss in Q2 of $11.1 million or $0.22 per share.

●	Company holds cash reserves of $46.5 million as of June 30, 2022.

●	Notification from the Greek State for funding of €782.1 million under the Important Projects of Common European Interest (“IPCEI”) Hydrogen – Technology for Advent’s Green HiPo project. The notification was submitted from the Greek State to the European Union under the IPCEI framework and subsequently ratified by the EU.

●	Agreement with Hyundai Motor Company for a technology assessment, sales, and development partnership.

●	An additional technology assessment agreement with another large global automotive manufacturer.

●	New orders from Safran Power Units, a leader in auxiliary power systems and turbojet engines, for Advent’s proprietary MEAs.

●	Memorandum of Understanding with Neptune Lines Shipping to jointly conduct a pilot program to explore the application of a fuel cell-based auxiliary power system.

●	Memorandum of Understanding with Laskaridis Shipping Company Ltd, where Advent will supply its SereneU methanol-powered fuel cells.

BOSTON, MA. – August 9, 2022 – Advent Technologies Holdings, Inc. (NASDAQ: ADN) (“Advent” or the “Company”), an innovation-driven leader in the fuel cell and hydrogen technology space, today announced consolidated financial results for the three months ended June 30, 2022. All amounts are in U.S. dollars unless otherwise noted and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Q2 2022 Financial Highlights

(All comparisons are to Q2 2021, unless otherwise stated)

●	Revenue of $2.2 million, a 122% year-over-year increase.

●	Operating expenses of $10.6 million, a year-over-year increase of $3.4 million, primarily due to costs related to the accelerated growth of the Company from the acquired businesses, higher R&D costs, and stock-based compensation expenses.

●	Net loss was $11.1 million, and adjusted net loss was $10.9 million. Adjusted net loss excludes a $0.2 million loss from the change in the fair value of outstanding warrants.

●	Net loss per share was $0.22.

●	Cash reserves were $46.5 million as of June 30, 2022, a decrease of $12.8 million from March 31, 2022, driven by the increased level of R&D and administrative and selling expenses, as well as $2.8 million of spending in the second quarter for the build-out of the Hood Park R&D and manufacturing facility in Charlestown, MA. In the second half of 2022, the Company expects to receive approximately $5 million in tenant improvement allowances for the Hood Park facility, which is net of additional spending for the build-out.

“The last quarter was a very exciting time for Advent, when the Greek State notified the EU for IPCEI funding for our Green HiPo project, which has now been subsequently ratified by the EU. This will enable Advent to innovatively develop and mass produce fuel cell systems and electrolyser systems in Greece,” said Dr. Vasilis Gregoriou, Chairman and CEO of Advent Technologies. “Advent has also made significant progress in the automotive and marine sectors, as well as securing nearer-term revenue from the telecommunications sector. The consolidation of our operations has resulted in concentrations of technical excellence in our key market sectors, and this has enabled us to gain commercial traction from global OEMs. Advent will actively pursue this clear and focused commercial strategy, which will augment our pipeline with quality opportunities and partnerships. Along with Green HiPo, we remain confident that we are on a firm path for growth, and we look forward to keeping you appraised of future developments.”

Q2 2022 Business Updates

Notification from the Greek State for funding of €782.1 million under the Important Projects of Common European Interest (“IPCEI”) Hydrogen – Technology for Advent’s Green HiPo Project: On June 16, 2022, Advent announced that it had received notification from the Greek State for funding under the IPCEI Hydrogen – Technology. The notification from the Greek State was submitted to the European Union (“EU”) under the IPCEI framework and was subsequently ratified by the EU. Advent’s Green HiPo project was originally among five projects out of twenty candidates from Greece for IPCEI funding. These five projects were then subject to detailed review and due diligence by the EU, resulting in two projects being notified by the Greek State. The notification in the first wave of IPCEI Hydrogen – Technology projects is a testament to the world-class innovation that Advent Technologies possesses and the commitment that Greece and the EU have in Advent’s ability to deliver such an important project. The scope of Green HiPo, over the initial period of six years, is to innovatively develop and manufacture fuel cell systems and electrolyser systems. Advent is aiming for cumulative capacity of 118MW of fuel cells and 1.5GW of electrolysers over that time. The production of these systems will take place in Greece in the region of Western Macedonia.

Agreement with Hyundai Motor Company (“Hyundai”): On April 6, 2022, Advent announced the signing of a technology assessment, sales, and development agreement with Hyundai, a leading multinational automotive manufacturer offering a range of world-class vehicles and mobility services in over 200 countries. Advent and Hyundai aim to deliver green energy solutions to current high carbon applications, using fuel cell technology. Under the agreement, Hyundai will provide catalysts to Advent for evaluation in its proprietary Membrane Electrode Assemblies (“MEAs”), while Advent intends to support Hyundai in fulfilling its fuel cell project needs, through:

●	Developing inks and structures using Hyundai catalysts, which will then be evaluated by Hyundai. Following evaluation, Hyundai will determine whether their own catalysts, or standard catalysts, will be used for this project.

●	Supplying MEAs throughout the development/commercialization cycle (“Advent MEAs”) for testing, evaluation, and optimization under conditions set by Hyundai.

●	Assisting Hyundai with the use and specifications of MEAs as well as their implementation into Hyundai’s designs.

Following the completion of the first phase of the project, Hyundai and Advent will collaborate closely to set out specific product requirements, collaborative product goals, as well as milestones for achieving established goals and plans for the second phase, which shall also include Advent’s stack cooling technology. The new Advent MEAs to be tested by Hyundai are currently being developed within the framework of L’Innovator, Advent’s joint development program with the U.S. Department of Energy’s Los Alamos National Laboratory, Brookhaven National Laboratory, and National Renewable Energy Laboratory. MEAs are the most important components of a fuel cell as they greatly define the performance, lifetime, weight, and cost of the end system. Advent MEAs operate at a high temperature (80oC to 240oC) compared to the incumbent low temperature PEM (“LT-PEM”) technology, which is restricted to an operating temperature of below 100oC. The ability to operate at a high temperature confers significant advantages such as the efficient heat removal in heavy-duty mobility applications, making Advent’s high temperature PEM an ideal technology for trucks, aviation and marine applications. Advent’s MEAs can operate effectively with fuels such as impure hydrogen which can be reformed on-board from methanol, natural gas, and other renewable fuels. Advent MEAs are also resilient to extreme temperature variations, humidity, and air quality conditions.

New Orders from Safran Power Units: On April 7, 2022, Advent announced that it received new orders for its proprietary MEAs from Safran Power Units, a leader in auxiliary power systems and turbojet engines. The MEAs are based on Advent’s proprietary high temperature-proton exchange membrane technology (“HT-PEM”). The supply of Advent MEAs started in the first quarter of 2022, and deliveries continued through the second quarter of 2022. The MEAs will support Safran Power Units’ R&D efforts. HT-PEM technology has applications across multiple industries because it:

●	can operate with almost any low-carbon or zero-carbon fuel,

●	enables more efficient heat management versus LT-PEM, where the former is more adapted for applications such as heavy-duty automotive and aviation, and,

●	can withstand extreme temperatures, pollution, and humidity, leading to a longer lifetime and lower total cost of ownership versus LT-PEM.

Safran Power Units constantly innovates and develops new power unit solutions, featuring higher performances with lower environmental footprint and operating costs, relying on its expertise in hybridization and fuel cells. Safran Power Units has been a long-term customer of Advent, having tested and deployed Advent’s state-of-the-art MEAs in a variety of applications in the past.

European Electrolyser Summit in Brussels: On May 5, 2022, Advent’s Chairman and CEO, Dr. Vasilis Gregoriou, participated in the European Electrolyser Summit in Brussels. This event was organized by the European Commission in cooperation with Hydrogen Europe and took place under the auspices of the European Clean Hydrogen Alliance. Commissioner for the Internal Market, Thierry Breton, CEO of Hydrogen Europe, Jorgo Chatzimarkakis, and 20 other CEOs and executives met and signed a Joint Declaration, establishing a clear goal of paving the way towards achieving the objectives of the REPowerEU’s proposed Hydrogen Accelerator, which sets out a strategy to double the previous EU renewable hydrogen target to 10 million tons of annual domestic production and an additional 10 million tons of annual hydrogen imports. Under the Joint Declaration, Europe’s leading electrolyser manufacturers agreed to increase their manufacturing capacity in an effort to have, by 2025, a combined annual electrolyser manufacturing capacity of 17.5GW, as well as to further increase that capacity by 2030 in line with projected demand for renewable and low-carbon hydrogen. Furthermore, the Joint Declaration features the following three objectives:

1.	Regulatory framework: Ensuring a supportive regulatory framework through adequate permitting rules and a commitment to stand up for the ambitious targets included in the revision of the Renewable Energy Directive and the Alternative Fuels Infrastructure Regulation Proposal.

2.	Access to financing: Facilitating adequate access to financing by revamping the Innovation Fund to be inclusive of innovative zero and low-carbon equipment manufacturing such as electrolysers. In addition, accessing state aid to de-risk investments and putting in place Carbon Contracts for Difference to further incentivize the large-scale deployment of clean hydrogen technologies.

3.	Supply chain integration: Integrating supply chains by expanding Research and Development and ensuring the availability of required components and materials at the required scale.

Technology Assessment Agreement for Automotives: On May 9, 2022, Advent announced the signing of a second technology assessment agreement with another large global automotive manufacturer. With a common goal of sustainability and the faster decarbonization of the U.S. automotive industry, Advent is supporting efforts to advance innovative fuel cell technology as a sustainable and efficient option for achieving carbon neutrality. More specifically, Advent will provide assistance, through:

●	Supplying MEAs for testing, evaluation, and optimization under the collaborator’s conditions.

●	Providing support on MEA operational parameters while the collaborator supplies feedback to Advent on performance and durability.

●	Sharing technical know-how for fuel cell stacks, proprietary HT-PEM technology, and leveraging HT-PEM for advanced cooling systems.

One of the primary objectives will be to conduct a detailed assessment of Advent’s proprietary HT-PEM technology and newly launched MEAs for consideration of future opportunities. Contingent upon the successful execution of the first phase of the project, the companies will work to establish a Joint Development Agreement governing specific product requirements, goals, milestones, and plans. The new Advent MEAs to be tested as part of this project, are currently being developed within the framework of L’Innovator. MEAs are the most important components of a fuel cell as they greatly define the performance, lifetime, weight, and cost of the end system.

Memorandum of Understanding (“MoU”) with Neptune Lines Shipping and Managing Enterprises S.A. (“Neptune Lines”): On June 1, 2022, Advent announced the signing of a MoU with Neptune Lines, a leading vehicle logistics provider operating 18 Pure Car and Truck Carrier vessels (owned or chartered), with a cargo capacity ranging between 1,500-4,600 cars.

Neptune Lines and Advent agreed to jointly conduct a pilot program to explore the application of a fuel cell-based auxiliary power system. This application will be tested by Neptune Lines’ highly experienced team, who will evaluate its performance as a sustainable source of power generation. After the evaluation stage, the parties will consider a broader collaboration. Advent fuel cells are a reliable source of on-demand power generation across various applications and industries, including shipping, power generation, and in general heavy-duty mobility. The fuel cells can deliver direct power without power loss from additional converters, offering a sustainable and highly efficient solution.

MoU with Laskaridis Shipping Company Ltd. (“Laskaridis Shipping”): On June 3, 2022, Advent announced the signing of a MoU with Laskaridis Shipping, a renowned ship management company based in Athens, Greece, with a fleet of 90 vessels, which includes 55 mid-sized or large dry bulk vessels. Under the terms of the MoU, Laskaridis Shipping and Advent have agreed to jointly conduct a pilot program, under which Advent will supply Laskaridis Shipping with its SereneU methanol-powered fuel cells. Laskaridis Shipping will install these systems on selected dry bulk vessels to assess their overall performance as auxiliary, back-up, or emergency power sources.

Following the successful completion of the pilot program, Laskaridis Shipping and Advent will collaborate on manufacturing and testing the next generation of Advent’s fuel cells. These collaboratively tested fuel cells are expected to be based on Advent’s next-generation MEA, which is currently being developed within the framework of L’Innovator.

Advent is a vertically integrated manufacturer. Its portfolio includes advanced HT-PEM fuel cell systems, covering the range from 25W to 90kW. Serene methanol-powered fuel cells deliver critical and reliable power in an environmentally friendly way, reducing CO2 emissions and operating silently, while having a low impact on surroundings. Methanol as a carrier of hydrogen allows simpler storage (such as handling and logistics) compared to pure hydrogen, and, enhances the safety of operations.

Conference Call

The Company will host a conference call on Tuesday, August 9, 2022, at 9:00 AM ET to discuss its results.

To access the call please dial (888) 660-6182 from the United States, or (929) 203-0891 from outside the U.S. The conference call I.D. number is 3273042. Participants should dial in 5 to 10 minutes before the scheduled time.

A replay of the call can also be accessed via phone through August 23, 2022, by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 3273042.

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles complete fuel cell systems, and the critical components for fuel cells in the renewable energy sector. Advent is headquartered in Boston, Massachusetts, with offices in California, Greece, Denmark, Germany and the Philippines. With more than 150 patents issued, pending, or licensed worldwide for fuel cell technology, Advent holds the IP for next-generation HT-PEM that enable various fuels to function at high temperatures and under extreme conditions – offering a flexible option for the automotive, aviation, defense, oil and gas, marine, and power generation sectors. For more information, please visit www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees, and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022, as well as the other information we file with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP throughout this press release, the Company has provided non-GAAP financial measures - Adjusted Net Income / (Loss) and Adjusted EBITDA - which present results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the terms Adjusted Net Income / (Loss) and Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These measures are reconciled from the respective measures under GAAP in the appendix below.

Contacts

Advent Technologies Holdings, Inc.

Naiem Hussain

nhussain@advent.energy

Chris Kaskavelis

press@advent.energy

###

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in USD thousands, except share and per share amounts)

	As of
	June 30, 2022 (Unaudited)	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$46,536	$79,764
Accounts receivable	2,556	3,139
Contract assets	996	1,617
Inventories	10,248	6,958
Prepaid expenses and Other current assets	10,690	5,873
Total current assets	71,026	97,351
Non-current assets:
Goodwill	30,030	30,030
Intangibles, net	22,041	23,344
Property and equipment, net	9,648	8,585
Other non-current assets	2,696	2,475
Deferred tax assets	1,605	1,246
Available for sale financial asset	311	-
Total non-current assets	66,331	65,680
Total assets	$137,357	$163,031
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade and other payables	$4,929	$4,837
Deferred income from grants, current	203	205
Contract liabilities	934	1,118
Other current liabilities	7,523	12,515
Income tax payable	179	196
Total current liabilities	13,768	18,871
Non-current liabilities:
Warrant liability	2,214	10,373
Deferred tax liabilities	2,258	2,500
Defined benefit obligation	96	90
Deferred income from grants, non-current	127	-
Other long-term liabilities	710	996
Total non-current liabilities	5,405	13,959
Total liabilities	19,173	32,830
Commitments and contingent liabilities
Stockholders’ equity
Common stock ($0.0001 par value per share; Shares authorized: 110,000,000 at June 30, 2022 and December 31, 2021; Issued and outstanding: 51,631,509 and 51,253,591 at June 30, 2022 and December 31, 2021, respectively)	5	5
Preferred stock ($0.0001 par value per share; Shares authorized: 1,000,000 at June 30, 2022 and December 31, 2021; nil issued and outstanding at June 30, 2022 and December 31, 2021)	-	-
Additional paid-in capital	169,980	164,894
Accumulated other comprehensive loss	(3,132)	(1,273)
Accumulated deficit	(48,669)	(33,425)
Total stockholders’ equity	118,184	130,201
Total liabilities and stockholders’ equity	$137,357	$163,031

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in USD thousands, except share and per share amounts)

	Three months ended June 30, (Unaudited)		Six months ended June 30, (Unaudited)
	2022	2021	2022	2021
Revenue, net	$2,225	$1,003	$3,481	$2,493
Cost of revenues	(2,270)	(669)	(3,787)	(1,017)
Gross profit / (loss)	(45)	334	(306)	1,476
Income from grants	209	86	717	124
Research and development expenses	(2,642)	(639)	(4,791)	(668)
Administrative and selling expenses	(7,956)	(6,596)	(18,454)	(14,517)
Amortization of intangibles	(718)	29	(1,417)	(158)
Operating loss	(11,152)	(6,786)	(24,251)	(13,743)
Fair value change of warrant liability	(217)	3,646	8,159	13,412
Finance income / (expenses), net	1	(3)	(9)	(13)
Foreign exchange (losses) / gains, net	(1)	(10)	(18)	13
Other (expenses) / income, net	(218)	10	(221)	94
Loss before income tax	(11,587)	(3,143)	(16,340)	(237)
Income taxes	439	-	1,096	-
Net loss	$(11,148)	$(3,143)	$(15,244)	$(237)
Net loss per share
Basic loss per share	(0.22)	(0.07)	(0.30)	(0.01)
Basic weighted average number of shares	51,476,822	46,126,490	51,365,823	42,041,473
Diluted loss per share	(0.22)	(0.07)	(0.30)	(0.01)
Diluted weighted average number of shares	51,476,822	46,126,490	51,365,823	42,041,473

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in USD thousands)

	Six months ended June 30, (Unaudited)
	2022	2021
Net Cash used in Operating Activities	$(29,356)	$(16,231)

Cash Flows from Investing Activities:
Purchases of property and equipment	(2,673)	(948)
Purchases of intangible assets	(121)	-
Advances for the acquisition of property and equipment	-	(2,529)
Acquisition of subsidiaries, net of cash acquired	-	(5,923)
Acquisition of available for sale financial assets	(328)	-
Net Cash used in Investing Activities	$(3,122)	$(9,400)

Cash Flows from Financing Activities:
Business Combination and PIPE financing, net of issuance costs paid	-	141,121
Proceeds of issuance of common stock and paid-in capital from warrants exercise	-	262
State loan proceeds	-	117
Net Cash provided by Financing Activities	$-	$141,500

Net increase / (decrease) in cash and cash equivalents	$(32,478)	$115,869
Effect of exchange rate changes on cash and cash equivalents	(750)	(276)
Cash and cash equivalents at the beginning of the period	79,764	516
Cash and cash equivalents at the end of the period	$46,536	$116,109

Supplemental Cash Flow Information
Cash activities
Interest paid	$7	$-
Non-cash Investing and Financing Activities:
Stock-based compensation	$5,086	$703

Supplemental Non-GAAP Measures and Reconciliations

In addition to providing measures prepared in accordance with GAAP, we present certain supplemental non-GAAP measures. These measures are EBITDA, Adjusted EBITDA and Adjusted Net Income / (Loss), which we use to evaluate our operating performance, for business planning purposes and to measure our performance relative to that of our peers. These non-GAAP measures do not have any standardized meaning prescribed by GAAP and therefore may differ from similar measures presented by other companies and may not be comparable to other similarly titled measures. We believe these measures are useful in evaluating the operating performance of the Company’s ongoing business. These measures should be considered in addition to, and not as a substitute for net income, operating expense and income, cash flows and other measures of financial performance and liquidity reported in accordance with GAAP. The calculation of these non-GAAP measures has been made on a consistent basis for all periods presented.

EBITDA and Adjusted EBITDA

These supplemental non-GAAP measures are provided to assist readers in determining our operating performance. We believe this measure is useful in assessing performance and highlighting trends on an overall basis. We also believe EBITDA and Adjusted EBITDA are frequently used by securities analysts and investors when comparing our results with those of other companies. EBITDA differs from the most comparable GAAP measure, net income / (loss), primarily because it does not include interest, income taxes, depreciation of property, plant and equipment, and amortization of intangible assets. Adjusted EBITDA adjusts EBITDA for transactional gains and losses, asset impairment charges, finance and other income and acquisition costs.

The following tables show a reconciliation of net income / (loss) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021.

EBITDA and Adjusted EBITDA	Three months ended June 30, (Unaudited)			Six months ended June 30, (Unaudited)
(in Millions of US dollars)	2022	2021	$ change	2022	2021	$ change
Net loss	$(11.15)	$(3.14)	(8.01)	$(15.24)	$(0.24)	(15.00)
Depreciation of property and equipment	$0.36	$0.02	0.34	$0.78	$0.03	0.75
Amortization of intangibles	$0.72	$(0.03)	0.75	$1.42	$0.16	1.26
Finance income / (expenses), net	$-	$-	-	$0.01	$0.01	-
Other income / (expenses), net	$0.22	$(0.01)	0.23	$0.22	$(0.09)	0.31
Foreign exchange differences, net	$-	$0.01	(0.01)	$0.02	$(0.01)	0.03
Income taxes	$(0.44)	$-	(0.44)	$(1.10)	$-	(1.10)
EBITDA	$(10.29)	$(3.15)	(7.14)	$(13.89)	$(0.14)	(13.75)
Net change in warrant liability	$0.22	$(3.65)	3.87	$(8.16)	$(13.41)	5.25
One-Time Transaction Related Expenses (1)	$-	$-	-	$-	$5.87	(5.87)
Adjusted EBITDA	$(10.07)	$(6.80)	(3.27)	$(22.05)	$(7.68)	(14.37)

(1)	Bonus awarded after consummation of the Business Combination effective February 4, 2021.

Adjusted Net Income / (Loss)

This supplemental non-GAAP measure is provided to assist readers in determining our financial performance. We believe this measure is useful in assessing our actual performance by adjusting our results from continuing operations for changes in warrant liability and one-time transaction costs. Adjusted Net Loss differs from the most comparable GAAP measure, net income / (loss), primarily because it does not include one-time transaction costs and warrant liability changes. The following table shows a reconciliation of net income / (loss) for the three and six months ended June 30, 2022 and 2021.

Adjusted Net Loss	Three months ended June 30, (Unaudited)			Six months ended June 30, (Unaudited)
(in Millions of US dollars)	2022	2021	$ change	2022	2021	$ change
Net loss	$(11.15)	$(3.14)	(8.01)	$(15.24)	$(0.24)	(15.00)
Net change in warrant liability	$0.22	$(3.65)	3.87	$(8.16)	$(13.41)	5.25
One-Time Transaction Related Expenses (1)	$-	$-	-	$-	$5.87	(5.87)
Adjusted Net Loss	$(10.93)	$(6.79)	(4.14)	$(23.40)	$(7.78)	(15.62)

(1)	Bonus awarded after consummation of the Business Combination effective February 4, 2021.